EXHIBIT 99.2

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION REPORTS FOURTH QUARTER 2003 RESULTS

•	Revenues for the three months ended December 31, 2003 increased to $191.5 million

•	Same tower revenue and cash flow growth for the three months ended December 31, 2003, of 10% and 14%, respectively

•	Adjusted EBITDA and adjusted EBITDA margin for the three months ended December 31, 2003 increased to $104.9 million and 55%, respectively

•	Loss from continuing operations for the three months ended December 31, 2003 decreased to $44.4 million

Boston, Massachusetts – February 18, 2004 – American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended December 31, 2003. For the three months ended December 31, 2003, rental and management segment revenues increased 10% to $163.1 million from $148.1 million for the same period in 2002. Total revenues increased to $191.5 million for the three months ended December 31, 2003, from $177.4 million for the same period in 2002. Loss from continuing operations decreased to $44.4 million, or $(0.20) per share, for the three months ended December 31, 2003 from $48.8 million, or $(0.25) per share, for the same period in 2002. Net loss decreased to $51.2 million, or $(0.23) per share, for the three months ended December 31, 2003 from $52.4 million, or $(0.27) per share, for the same period in 2002.

For the full year ended December 31, 2003, rental and management segment revenues increased 14% to $619.7 million from $544.9 million for the same period in 2002. For the full year ended December 31, 2003 total revenues increased to $715.1 million, from $675.1 million for the full year ended December 31, 2002. Loss from continuing operations decreased to $242.5 million, or $(1.17) per share, for the full year ended December 31, 2003 from $320.5 million, or $(1.64) per share, for the full year ended December 31, 2002. Net loss decreased to $303.4 million, or $(1.46) per share, from $1,141.9 million, or $(5.84) per share, for the full year ended December 31, 2002.

Adjusted EBITDA (“income (loss) from operations before depreciation and amortization and impairments, net loss on sale of long-lived assets and restructuring expense plus interest income, TV Azteca, net”) increased 17% to $104.9 million for the three months ended December 31, 2003 from $89.9 million for the same period in 2002. Adjusted EBITDA margin increased to 55% for the three months ended December 31, 2003 from 51% for the three months ended December 31, 2002. Adjusted EBITDA increased 25% to $390.8 million for the full year ended December 31, 2003 from $313.4 million for the full year ended December 31, 2002. Adjusted EBITDA margin increased to 55% for the full year ended December 31, 2003 from 46% for the full year ended December 31, 2002.

Jim Taiclet, American Tower’s Chief Executive Officer, stated, “Our solid fourth quarter results continue to demonstrate our commitment to growing revenue consistently, while tightly managing costs and capital expenditures. Our delivery of the company’s first full year of positive free cash flow in 2003 establishes a strong foundation for the further pursuit of our strategy.

“Our strategy of focusing the company on the core rental and management business, increasing the return on our existing asset base, pursuing only high return growth opportunities to expand the core business via building or buying, and further de-leveraging our balance sheet will result in expanding free

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cash flow over time. In addition, in 2004 we are redoubling our effort to drive operational excellence in our critical business processes. Our goal is to further accelerate our ability to generate new revenue while sustaining very high cash flow conversion rates.

“We also began 2004 with a substantially strengthened balance sheet, with our net leverage ratio down almost two full turns year over year to 7.4 times annualized Adjusted EBITDA as of December 31, 2003, and still decreasing. We have also taken advantage of strong capital markets to lengthen maturities and greatly improve our liquidity position over the past twelve months. As we look to the future, we are encouraged by recent trends of robust subscriber and minutes-of-use growth, the introduction of advanced wireless networks, and the need for improved wireless network quality especially as driven by wireless and wireline number portability.”

Operating Highlights

The following same tower metrics presented for the three months and full year ended December 31, have been adjusted to exclude approximately $4 million in 2002 in non-recurring positive items to facilitate period-to-period comparisons. Organic same tower revenue and same tower cash flow growth on the approximately 13,300 towers owned as of the beginning of the fourth quarter 2002 and the end of the fourth quarter 2003 was 10% and 14%, respectively, for the three months ended December 31, 2003 as compared to the three months ended December 31, 2002.

Rental and management segment operating profit increased 15% to $109.7 million for the three months ended December 31, 2003, from $95.5 million for the same period in 2002. Rental and management segment operating profit margins increased to 67% for the three months ended December 31, 2003, from 64% for the same period in 2002.

Rental and management segment operating profit increased 24% to $411.2 million for the full year ended December 31, 2003, from $332.1 million for the same period in 2002. Rental and management segment operating profit margins increased to 66% for the full year ended December 31, 2003, from 61% for the same period in 2002.

Impairments, net loss on sale of long-lived assets and restructuring expense for the fourth quarter 2004 was $12.3 million and includes approximately $8.9 million of non-cash impairments and net loss on sale of long-lived assets, approximately $2.0 million of restructuring expense related to reorganizing certain operational functions within the rental and management group, and approximately $1.4 million in cash charges related to retirement compensation paid to Steven B. Dodge in connection with his retirement as Chief Executive Officer.

Free Cash Flow

Free cash flow (“Adjusted EBITDA less interest expense and capital expenditures incurred, excluding acquisitions and divestitures”) was $20.5 million and $61.5 million, respectively, for the three months and year ended December 31, 2003. These free cash flow numbers include deductions of approximately $19.9 million and $75.6 million, respectively, for non-cash interest expense relating to the accretion of our 12.25% senior subordinated discount notes due 2008, our 2.25% discount convertible notes due 2009, and to the amortization of deferred financing costs (excluding the $19.9 million and $75.6 million would result in free cash flow of $40.4 million and $137.1 million, respectively).

Asset Transactions

During the fourth quarter of 2003, the Company continued to execute its strategy of divesting non-core portions of its business and acquiring complementary core tower assets.

The Company closed on $33.7 million of divestitures, including 206 non-strategic towers. The towers sold contributed approximately $5.1 million of annual revenue and $3.4 million in annual cash flow. In addition, the Company may receive approximately $10.5 million of proceeds from the sale of additional

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tower assets in the first quarter 2004, representing approximately $1.5 million of annual revenue and $1.0 million in annual cash flow.

As of September 30, 2003, the Company had satisfied its $100 million minimum purchase obligation under the NII Holdings acquisition agreement. During the fourth quarter 2003 the Company closed on an additional 69 towers for $10.6 million bringing to 665 the aggregate number of towers acquired from NII Holdings for a total purchase price of $112.4 million as of December 31, 2003. The Company may acquire additional tower assets from NII Holdings in 2004, and currently expects to acquire an additional 24 towers in the second quarter 2004 for approximately $4.4 million.

In the fourth quarter 2003, the Company entered into an agreement to purchase up to 143 towers from Iusacell Celular in Mexico for up to $31.4 million. During the fourth quarter, the Company closed on 34 of these towers for approximately $8.5 million, and the remaining closings are expected to occur by the end of the third quarter 2004. The Company also agreed to acquire approximately 80 domestic towers for approximately $4.1 million, which are expected to close in the first quarter of 2004.

At the completion of the remaining $31.4 million of NII Holdings, Iusacell and domestic tower acquisitions the Company anticipates incremental total annual revenues of $5.5 million and incremental total annual cash flow of $3.6 million.

Financing Highlights

The Company has continued to strengthen its financial position through a combination of strong operational execution and thoughtfully accessing the capital markets.

As previously announced, in the fourth quarter 2003 American Towers, Inc., the Company’s principal operating subsidiary, sold $400.0 million principal amount of its 7.25% senior subordinated notes due 2011 through an institutional private placement. The net proceeds of approximately $389.3 million were used to prepay indebtedness under the Company’s credit facilities. The Company also completed a tender offer on October 22, 2003 for substantially all of the remaining $84.2 million of its 2.25% convertible notes ($44,000 of 2.25% convertible notes remains outstanding).

In February 2004, the Company completed an institutional private placement of $225.0 million principal amount of its 7.50% senior notes due 2012. The net proceeds of approximately $221.7 million will be used to redeem all of the Company’s outstanding 6.25% convertible notes due 2009 (which may be put to the Company by investors in 2006) and a portion of the Company’s other outstanding notes.

In addition, in February 2004, the Company refinanced its $267.0 million Term Loan B with a new $267.0 million Term Loan C. Term Loan C has substantially the same terms as Term Loan B, except that the interest rate spreads for LIBOR and Base Rate loans were reduced by 125 basis points, from 350 to 225 and from 250 to 125, respectively.

The combination of increasing operating profit, proceeds from financial and strategic activities and paying down debt reduced the Company’s Net Leverage Ratio (“total debt less cash and cash equivalents and restricted cash and investments on hand divided by fourth quarter annualized Adjusted EBITDA”) as of December 31, 2003 to 7.4 from 9.2 for the same period in 2002.

As of December 31, 2003 the Company had $544.8 million in total liquidity, which is comprised of $275.5 million in cash and cash equivalents, including $170.0 million of restricted cash and investments, and the ability to draw upon the available $269.3 million of its Revolving Loan.

ATC Mexico Holding Corp.

As disclosed in the Company’s Proxy Statement for its 2003 Annual Meeting of Stockholders, the right of J. Michael Gearon, Jr., President of American Tower International, to require the Company to purchase his 8.7% interest in ATC Mexico Holding Corp., the subsidiary through which the Company conducts its Mexico operations (“ATC Mexico”), became exercisable in January 2003. In January 2004, Mr. Gearon exercised this right. The purchase price for Mr. Gearon’s interest in ATC Mexico is subject to review by

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an independent financial advisor, and is payable in cash or shares of the Company’s Class A common stock, at the Company’s option. The Company intends to pay the purchase price in shares of its Class A common stock, and closing is expected to occur in the second quarter of 2004. In addition, the Company expects that payment of a portion of the purchase price will be contingent upon ATC Mexico meeting certain performance objectives. The Company does not expect that there will be any change in Mr. Gearon’s role as President of American Tower International.

Changes in Composition of Board of Directors

On February 13, 2004, the Board of Directors named James D. Taiclet, Jr., Chairman of the Board of Directors to replace Steven B. Dodge, who retired from the Board effective the same date. Mr. Taiclet also will continue to serve as the Company’s Chief Executive Officer. In addition, the Board appointed Carolyn Katz to fill the vacancy created by the resignation of Arnold Chavkin in early 2004. Ms. Katz has nearly twenty years experience in emerging and high growth telecommunications and technology companies worldwide. She was formerly a managing director at Goldman, Sachs & Co. and a principal at Providence Equity Partners.

2004 Outlook

The Company’s full year and quarterly 2004 outlook for each of its operating segments is provided on page 11 of this release.

The Company anticipates a solid lease-up environment in 2004 in its Rental and Management segment with continuation of current new business levels producing annual revenue growth of 8% to 11%. Full year 2004 outlook for rental and management revenue is $671 million to $688 million. Full year 2004 outlook for rental and management segment operating profit is $456 million to $472 million based on an expectation of new business contribution margins of approximately 90%.

The Company’s full year 2004 outlook for services revenue and segment operating profit is $75 million to $95 million and $7 million to $11 million, respectively.

The Company’s full year 2004 outlook for corporate expense is $25 million to $28 million, or 3% to 4% of total revenue.

The Company’s full year 2004 outlook for interest expense is $271 million to $281 million, including $82 million of non-cash interest.

The Company’s full year 2004 outlook for capital expenditures is $50 million to $65 million. Rental and management capital expenditures incurred are expected to range from $44 million to $58 million, including $24 million to $33 million for the construction of approximately 120 to 160 new wireless towers, and approximately $20 million to $25 million for tower improvements and augmentation. Services and corporate capital expenditures incurred are expected to be approximately $6 million to $7 million.

Conference Call Information

American Tower will host a conference call today at 11:00 a.m. Eastern to discuss quarterly results and the Company’s outlook for full year 2004. The call will be hosted by Brad Singer, Chief Financial Officer, who will be joined by Jim Taiclet, Chief Executive Officer, and other members of the executive management team. The dial-in numbers are US/Canada: (888) 428-4478, international: (651) 291-0900, no access codes required. A replay of the call will be available from 2:30 p.m. Eastern Wednesday, February 18, 2004 until 11:59 p.m. Eastern Wednesday February 25, 2004. The replay dial-in numbers are US: (800),475-6701 and international: (320) 365-3844, access code 719896. American Tower will also sponsor a live simulcast of the call on its web site, http://investor.americantower.com. A replay of the call will be available on the web site shortly after the conclusion of the call.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower operates approximately 15,000 sites in the

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United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. For more information about American Tower Corporation, please visit our website www.americantower.com.

Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, we have presented the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Same Tower Cash Flow, Free Cash Flow and Net Leverage Ratio. These measures are not intended as substitutes for other measures of financial performance determined in accordance with GAAP. They are presented as additional information because management believes they are useful indicators of the current financial performance of our core businesses. We believe that these measures can assist in comparing company performances on a consistent basis without regard to depreciation and amortization or capital structure. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. Additionally, interest expense may vary significantly depending on capital structure. Notwithstanding the foregoing, our measure of Adjusted EBITDA, Adjusted EBITDA Margin, Same Tower Cash Flow, Free Cash Flow and Net Leverage Ratio may not be comparable to similarly titled measures of other companies. Reconciliations of these measures to GAAP are included on pages 12-14 of this release. Our results under GAAP are set forth in the financial statements attached on pages 6-8 of this release.

This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, our full year 2004 Outlook, and planned future asset acquisitions and sales. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a decrease in demand for tower space would materially and adversely affect our operating results; (2) continuation of the current U.S. economic slowdown could materially and adversely affect our business; (3) our substantial leverage and debt service obligations may adversely affect our operating results by restricting our ability to allocate capital to income producing assets; (4) restrictive covenants in our credit facilities and our senior and subordinated notes could adversely affect our business by further limiting our flexibility; (5) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, our revenue and our ability to generate positive cash flows could be adversely affected; (6) due to the long-term expectations of revenue from tenant leases, we are dependent on the creditworthiness of our tenants; (7) operations in foreign countries could lead to expropriations, government regulations, funds inaccessibility and foreign exchange exposure; (8) new technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues; (9) we may not be able to complete our planned asset sales or realize the amount of proceeds we currently expect from such sales; and (10) the bankruptcy proceeding of our Verestar subsidiary exposes us to risks and uncertainties. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information under the caption entitled “Business Factors That May Affect Future Results” in our Form 10-Q for the quarter ended September 30, 2003, which we incorporate herein by reference. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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UNAUDITED CONDENSED

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$105,465	$127,292
Restricted cash and investments	170,036
Accounts receivable, net	57,735	64,889
Other current assets	68,160	84,390
Assets held for sale	10,119	314,205

Total current assets	411,515	590,776

Property and equipment, net	2,546,525	2,694,999
Goodwill and other intangible assets, net	1,649,760	1,731,001
Deferred income taxes	449,180	383,431
Other long-term assets	275,508	261,996

Total	$5,332,488	$5,662,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$107,557	$113,380
Accrued interest	59,734	63,611
Convertible notes, net - 2.25%	44	210,899
Current portion of long-term obligations (excluding 2.25% convertible notes)	77,578	58,959
Other current liabilities	41,449	38,733
Liabilities held for sale	8,416	200,696

Total current liabilities	294,778	686,278

Long-term obligations	3,283,603	3,178,656
Other long-term liabilities	23,961	41,379

Total liabilities	3,602,342	3,906,313

Minority interest in subsidiaries	18,599	15,567

STOCKHOLDERS’ EQUITY:
Class A Common Stock	2,119	1,856
Class B Common Stock	70	79
Class C Common Stock	12	23
Additional paid-in capital	3,910,879	3,642,019
Accumulated deficit	(2,190,447)	(1,887,030)
Accumulated other comprehensive loss		(5,564)
Note receivable	(6,720)	(6,720)
Treasury stock	(4,366)	(4,340)

Total stockholders’ equity	1,711,547	1,740,323

Total	$5,332,488	$5,662,203

UNAUDITED CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
REVENUES:
Rental and management	$163,126	$148,128	$619,697	$544,906
Network development services	28,395	29,297	95,447	130,176

Total operating revenues	191,521	177,425	715,144	675,082

OPERATING EXPENSES:
Rental and management	57,065	56,168	222,724	226,786
Network development services	26,457	28,279	88,943	118,591
Depreciation and amortization	76,500	80,524	313,465	312,866
Corporate general, administrative and development expense	6,761	6,637	26,867	30,229
Impairments, net loss on sale of long-lived assets and restructuring expense	12,312	9,895	31,656	101,372

Total operating expenses	179,095	181,503	683,655	789,844

INCOME (LOSS) FROM OPERATIONS	12,426	(4,078)	31,489	(114,762)

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net	3,669	3,524	14,222	13,938
Interest income	1,222	944	5,255	3,496
Interest expense	(68,026)	(62,421)	(279,875)	(254,446)
Loss on investments and other expense	(2,769)	(889)	(29,819)	(25,559)
Loss on retirement of long-term obligations (A)	(5,129)		(46,197)	(8,869)
Minority interest in net earnings of subsidiaries	(1,433)	(745)	(3,703)	(2,118)

Total other expense	(72,466)	(59,587)	(340,117)	(273,558)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(60,040)	(63,665)	(308,628)	(388,320)
INCOME TAX BENEFIT	15,684	14,892	66,137	67,783

LOSS FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(44,356)	(48,773)	(242,491)	(320,537)

LOSS FROM DISCONTINUED OPERATIONS, NET (B)	(6,861)	(3,671)	(60,926)	(258,724)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(51,217)	(52,444)	(303,417)	(579,261)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF INCOME TAX BENEFIT OF $14,438 (C)				(562,618)

NET LOSS	$(51,217)	$(52,444)	$(303,417)	$(1,141,879)

BASIC AND DILUTED NET LOSS PER COMMON SHARE AMOUNTS
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.20)	$(0.25)	$(1.17)	$(1.64)
Discontinued operations	(0.03)	(0.02)	$(0.29)	(1.32)
Cumulative effect of change in accounting principle				(2.88)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.23)	$(0.27)	$(1.46)	$(5.84)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	219,662	195,601	208,098	195,454

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

(A)	Loss on retirement of long-term obligations is the result of the Company’s repurchase and/or conversion of its long-term obligations.

(B)	The above statements of operations have been adjusted to reflect the results of operations of Galaxy Engineering Services, Kline Iron and Steel Co., Inc., Verestar, Inc., Microwave Tower Services, Flash Technologies, Inc. and two office buildings as discontinued operations.

(C)	Effective January 1, 2002, the Company adopted SFAS No. 142 “Goodwill and Intangible Assets” and recognized a $562.6 million charge as the cumulative effect of a change in accounting principle related to the write-down of goodwill to its fair value.

UNAUDITED CONDENSED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31,
	2003	2002
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net loss	$(303,417)	$(1,141,879)
Cumulative effect of change in accounting principle, net		562,618
Other non-cash items reflected in statements of operations	473,133	660,375
Decrease in assets	6,383	52,610
Decrease in liabilities	(19,713)	(28,575)

Cash provided by operating activities	156,386	105,149

CASH FLOWS USED FOR INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(61,608)	(180,497)
Payments for acquisitions	(95,077)	(56,361)
Proceeds from sale of businesses and other long-term assets	110,753	109,353
Deposits, investments and other long-term assets	(10,078)	12,248

Cash used for investing activities	(56,010)	(115,257)

CASH FLOWS (USED FOR) PROVIDED BY FINANCING ACTIVITIES:
Borrowings under credit facilities		160,000
Proceeds from issuance of debt securities & notes payable	1,032,384
Net proceeds from equity offering and stock options	126,847	1,305
Repayment of long-term obligations	(1,071,956)	(148,270)
Restricted cash and investments	(170,036)	94,071
Deferred financing costs and other	(39,442)	(5,664)

Cash (used for) provided by financing activities	(122,203)	101,442

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(21,827)	91,334
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	127,292	35,958

CASH AND CASH EQUIVALENTS, END OF YEAR	$105,465	$127,292

CASH PAID FOR INCOME TAXES	$2,609	$1,640

CASH PAID FOR INTEREST	$218,900	$251,705

UNAUDITED SUPPLEMENTAL INFORMATION

SELECTED CAPITAL EXPENDITURE DETAIL

(in millions)

	Three Months Ended December 31, 2003	Twelve Months Ended December 31, 2003
CAPITAL EXPENDITURES INCURRED
Wireless tower construction	$5	$19
Improvements/Augmentation	9	20
Corporate	2	5
Verestar	—	5

Total capital expenditures incurred	$16	$49

SELECTED INTEREST EXPENSE DETAIL

(in millions)

	Three Months Ended December 31, 2003	Twelve Months Ended December 31, 2003
Credit facilities	$10	$54
12.25% Senior subordinated discount notes due 2008	14	49
Discount amortization of $0.01 warrants expiring 2008	2	8
9.375% Senior notes due 2009	23	94
7.25% Senior notes due 2011	3	3
Convertible notes due 2009 and 2010	10	45
Hedging instruments	1	9
Deferred financing amortization	4	15
Other	1	3

Total interest expense incurred	$68	$280

SELECTED BALANCE SHEET DETAIL

(in millions)

December 31, 2003
LONG TERM OBLIGATIONS BREAKOUT, INCLUDING CURRENT PORTION
Revolving line of credit	$48
Term loan A	390
Term loan B	267
12.25% Senior subordinated discount notes due 2008	424
9.375% Senior notes due 2009	1,000
6.25% Convertible notes due 2009	213
2.25% Discounted convertible notes due 2009	—
5.00% Convertible notes due 2010	349
3.25% Convertible notes due 2010	210
7.25% Convertible notes due 2011	400
Capital leases	43
Other	17

Total long term obligations	$3,361

Net debt (Total long term obligations less total cash and cash equivalents, Restricted cash and investments)	$3,085

SELECTED DEBT OFFERING DETAIL

(in millions)

RESTRICTED CASH BALANCE ADJUSTMENTS

	September 30, 2003	7.25% Offering	December 31, 2003	7.50% Offering	February 18, 2004
Beginning Balance	$283.7		$283.7		$170.0
Proceeds	—	$389.3	389.3	$221.7	221.7
Interest Income	0.5	—	0.5	—	—
Prepayment of Revolver	—	(41.0)	(41.0)	—	—
Prepayment of Term Loan A	—	(208.0)	(208.0)	—	—
Prepayment of Term Loan B	—	(140.3)	(140.3)	—	—
Repurchase of 5.0% Convertible Notes	(30.0)	—	(30.0)	—	—
Repurchase of 6.25% Convertible Notes (a)	—	—	—	(217.1)	(217.1)
Retirement of 2.25% Convertible Notes (b)	(84.2)	—	(84.2)	—	—

Ending Balance	$170.0	$—	$170.0	$4.6	$174.6

(a)	On February 4, 2004 the Company announced its intention to redeem all of the 212,742 outstanding 6.25% Convertible Notes at $102.058 with the proceeds of its 7.50% Senior Note Offering
(b)	On October 22, 2003 $84.2 million (99.9% of the outstanding issue) in accreted value of the 2.25% Convertible Notes was put to the Company under the terms of the notes.

SELECTED SHARE DETAIL

As of December 31, 2003
TOTAL SHARES OUTSTANDING (in millions)	219.9

SELECTED TOWER PORTFOLIO DETAIL

Three Months Ended December 31, 2003

ACTIVE TOWER COUNTS	Owned Wireless Towers	Broadcast Towers	Managed or Lease/Sublease	Total
Beginning Balance, 10/1/03	13,665	331	970	14,966
New Construction	16			16
Acquisitions	103			103
Reductions	(222)	(3)	(32)	(257)

Ending Balance, 12/31/03	13,562	328	938	14,828

American Tower Corporation Financial Summary

February 18, 2004

(In millions, except per share data)

QUARTERLY AND FULL YEAR 2004 OUTLOOK

The following estimates are based on a number of assumptions that management believes to be reasonable, and reflect the Company’s expectations as of February 18, 2004. Company outlook is based on assumptions about the number of new builds constructed, tenant lease-up and the timing of tower closings. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information.

“Segment operating profit” is defined as segment revenues less segment operating expenses before depreciation and amortization, corporate general administrative and development expense, and impairments and net loss on sale of long-lived assets. Segment operating profit for rental and management includes interest income TV Azteca, net.

“Adjusted EBITDA” is defined as income (loss) from operations before depreciation and amortization and impairments and net loss on sale of long-lived assets, plus interest income, TV Azteca, net.

	Q1 2004 Outlook Ranges			Q2 2004 Outlook Ranges			Q3 2004 Outlook Ranges			Q4 2004 Outlook Ranges			Full Year 2004 Outlook Ranges
Rental and management revenue	163	to	166	166	to	170	169	to	174	173	to	178	671	to	688
Rental and management segment operating profit (Includes interest income, TV Azteca, net)	110	to	113	112	to	116	115	to	120	119	to	123	456	to	472

Services revenue	15	to	20	20	to	25	20	to	25	20	to	25	75	to	95
Services segment operating profit	1	to	2	2	to	3	2	to	3	2	to	3	7	to	11

Total revenue	178	to	186	186	to	195	189	to	199	193	to	203	746	to	783
Total segment operating profit	111	to	115	114	to	119	117	to	123	121	to	126	463	to	483

Corporate and development expense	7	to	6	7	to	6	7	to	6	7	to	7	28	to	25

Adjusted EBITDA	104	to	109	107	to	113	110	to	117	114	to	119	435	to	458

Depreciation and amortization	78	to	76	79	to	77	79	to	77	80	to	78	316	to	308

Total interest expense	71	to	70	70	to	67	70	to	67	70	to	67	281	to	271

Loss from continuing operations (1)	(47)	to	(41)	(36)	to	(29)	(33)	to	(24)	(32)	to	(24)	(148)	to	(118)

Basic and diluted net loss per common share from continuing operations	(0.22)	to	(0.19)	(0.16)	to	(0.13)	(0.15)	to	(0.11)	(0.14)	to	(0.11)	(0.67)	to	(0.54)

Payments for purchase of property and equipment and construction activities	12	to	15	13	to	17	13	to	17	12	to	16	50	to	65

Non-cash interest expense included in Total interest expense above:
Accretion of 12.25% senior subordinated notes due 2008	14	to	14	14	to	14	15	to	15	15	to	15	58	to	58
Accretion of warrants discount	2	to	2	2	to	2	2	to	2	2	to	2	8	to	8
Amortization of deferred financing fees	4	to	4	4	to	4	4	to	4	4	to	4	16	to	16

Total non-cash interest expense	20		20	20		20	21		21	21		21	82		82

Acquisition spending for the year 2004 is expected to be approximately $31 million.

RECONCILIATION OF OUTLOOK TO GAAP MEASURES(2)

The reconciliation of loss from continuing operations to Adjusted EBITDA is as follows:

	Q1 2004 Outlook Ranges			Q2 2004 Outlook Ranges			Q3 2004 Outlook Ranges			Q4 2004 Outlook Ranges			Full Year 2004 Outlook Ranges
Loss from continuing operations	$(47)	to	$(41)	$(36)	to	$(29)	$(33)	to	$(24)	$(32)	to	$(24)	$(148)	to	$(118)
Interest expense	71	to	70	70	to	67	70	to	67	70	to	67	281	to	271
Depreciation and amortization	78	to	76	79	to	77	79	to	77	80	to	78	316	to	308
Other, including interest income, note conversion expense, loss on investment and other expense, and income tax benefit	2	to	4	(6)	to	(2)	(6)	to	(3)	(4)	to	(2)	(14)	to	(3)

Adjusted EBITDA	$104	to	$109	$107	to	$113	$110	to	$117	$114	to	$119	$435	to	$458

(1)	Q1 2004 outlook for Loss from continuing operations includes an $8 million charge for loss on retirement of long-term obligations related to the planned redemption of the 6.25% notes at 102.058.
(2)	We have not reconciled our adjusted EBITDA outlook to net loss because we do not provide guidance for the reconciling items between loss from continuing operations and net loss (loss from discontinued operations).

UNAUDITED RECONCILIATIONS TO GAAP MEASURES

In thousands

Fourth Quarter 2003: Organic same tower cash flow

The reconciliation of organic same tower cash flow for approximately 13,300 towers owned as of the end of the fourth quarter 2003 and the beginning of the fourth quarter 2002 is as follows:

	Three Months Ended December 31,
	2003	2002
Rental and management revenue	$163,126	$148,128
Revenue from towers not owned as of 10/1/2002, real estate, managed or lease/subleased towers, and non-recurring positive items in 2002	(13,341)	(12,212)

Organic same tower revenue on approximately 13,300 towers	$149,785	$135,916

Organic same tower revenue % increase	10%

Rental and management expense	(57,065)	(56,168)
Rental and management regional overhead	10,365	12,875
Expenses from towers not owned as of 10/1/2002, real estate, managed or lease/subleased towers, and non-recurring positive items in 2002	5,520	2,410

Organic same tower expenses on approximately 13,300 towers	$(41,180)	$(40,883)

Organic same tower cash flow on approximately 13,300 towers	$108,605	$95,033

Organic same tower cash flow % increase	14%

Fourth Quarter 2003: Capital expenditures incurred, excluding acquisitions and divestitures

The reconciliation of capital expenditures incurred, excluding acquisitions and divestitures is as follows:

	Three Months Ended December 31,
	2003	2002
Payments for purchase of property and equipment and construction activities for the twelve months ended December 31	$61,608	$180,497
Payments for purchase of property and equipment and construction activities for the nine months ended September 30	(45,934)	(155,856)

Payments for purchase of property and equipment and construction activities for the three months ended December 31	15,674	24,641

Change in accrued capital expenditures for the three months ended December 31	669	(3,597)

Capital expenditures incurred, excluding acquisitions and divestitures for the three months ended December 31	$16,343	$21,044

Full Year 2003: Capital expenditures incurred, excluding acquisitions and divestitures

The reconciliation of capital expenditures incurred, excluding acquisitions and divestitures is as follows:

	Twelve Months Ended December 31,
	2003	2002
Payments for purchase of property and equipment and construction activities for the current twelve months ended December 31	$61,608	$180,497
Change in accrued capital expenditures for the current twelve months ended December 31	(12,134)	(33,627)

Capital expenditures incurred, excluding acquisitions and divestitures for the current twelve months ended December 31	$49,474	$146,870

UNAUDITED RECONCILIATIONS TO GAAP MEASURES

In thousands

Fourth Quarter 2003: Adjusted EBITDA, free cash flow, and adjusted EBITDA margin

The reconciliation of net loss to adjusted EBITDA, free cash flow and adjusted EBITDA margin is as follows:

	Three Months Ended December 31,
	2003	2002
Net loss	$(51,217)	$(52,444)

Loss from discontinued operations, net	6,861	3,671

Loss from continuing operations	(44,356)	(48,773)

Interest expense	68,026	62,421
Interest income	(1,222)	(944)
Income tax benefit	(15,684)	(14,892)
Depreciation and amortization	76,500	80,524
Impairments, net loss on sale of long-lived assets and restructuring expense	12,312	9,895
Loss on retirement of long-term obligations	5,129	—
Minority interest in net earnings of subsidiaries	1,433	745
Loss on investments and other expense	2,769	889

Adjusted EBITDA	$104,907	$89,865

Interest expense	(68,026)	(62,421)
Capital expenditures incurred, excluding acquisitions and divestitures	(16,343)	(21,044)

Free cash flow	20,538	6,400

Accretion of 2.25% discount convertible notes due 2009	174	1,745
Accretion of 12.25% senior subordinated discount notes due 2008	13,662	—
Accretion of warrants discount (issued in conjunction with 12.25% notes)	2,273	—
Amortization of deferred financing fees	3,762	2,764

Free cash flow, excluding accretion and amortization of deferred financing	$40,409	$10,909

Adjusted EBITDA	$104,907	$89,865

Divided by total operating revenues	191,521	177,425

Adjusted EBITDA margin	55%	51%

UNAUDITED RECONCILIATIONS TO GAAP MEASURES

In thousands

Full Year 2003: Adjusted EBITDA, free cash flow, and adjusted EBITDA margin

The reconciliation of net loss to adjusted EBITDA, free cash flow and adjusted EBITDA margin is as follows:

	Twelve Months Ended December 31,
	2003	2002
Net loss, before cumulative effect of change in accounting principle	$(303,417)	$(579,261)

Loss from discontinued operations, net	60,926	258,724

Loss from continuing operations	(242,491)	(320,537)

Interest expense	279,875	254,446
Interest income	(5,255)	(3,496)
Income tax benefit	(66,137)	(67,783)
Depreciation and amortization	313,465	312,866
Impairments, net loss on sale of long-lived assets and restructuring expense	31,656	101,372
Loss on retirement of long-term obligations	46,197	8,869
Minority interest in net earnings of subsidiaries	3,703	2,118
Loss on investments and other expense	29,819	25,559

Adjusted EBITDA	$390,832	$313,414

Interest expense	(279,875)	(254,446)
Capital expenditures incurred, excluding acquisitions and divestitures	(49,474)	(146,870)

Free cash flow	61,483	(87,902)

Accretion of 2.25% discount convertible notes due 2009	4,197	6,790
Accretion of 12.25% senior subordinated discount notes due 2008	48,514	—
Accretion of warrants discount (issued in conjunction with 12.25% notes)	8,278	—
Amortization of deferred financing fees	14,609	11,972

Free cash flow, excluding accretion and amortization of deferred financing	$137,081	$(69,140)

Adjusted EBITDA	$390,832	$313,414
Divided by total operating revenues	715,144	675,082

Adjusted EBITDA margin	55%	46%

Net Leverage Ratio

The reconciliation of net leverage for the end of the fourth quarter 2003 and 2002 is as follows:

	December 31,
	2003	2002(1)
Cash and cash equivalents	$105,465	$127,292
Restricted cash and investments	170,036	—

Total cash and cash equivalents	275,501	127,292

Current portion of long-term obligations	77,622	269,858
Long-term obligations	3,283,603	3,178,656

Total debt	3,361,225	3,448,514

Net debt (Total debt less cash and cash equivalents)	3,085,724	3,321,222

Respective 4Q Adjusted EBITDA	104,907	89,865

Respective 4Q Adjusted annualized EBITDA	$419,628	$359,460

Net Leverage Ratio (Net debt divided by respective 4Q annualized adjusted EBITDA)	7.4	9.2

(1)	Excludes cash and cash equivalents and long-term obligations associated with discontinued operations

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